Exhibit 4.25

FOURTH AMENDMENT
TO THE
EMPLOYMENT AGREEMENT
BETWEEN FOSTER WHEELER NORTH AMERICA CORP.
AND
GARY T. NEDELKA

This FOURTH AMENDMENT (this “Amendment”) to the Employment Agreement between FOSTER WHEELER NORTH AMERICA CORP., a Delaware corporation (the “Company”), and GARY T. NEDELKA (the “Executive”), dated as of January 6, 2009 (the “Employment Agreement”), is made and entered into effective as of January 1, 2013 (the “Amendment Effective Date”).

WHEREAS, the Company and the Executive entered into a (i) First Amendment to the Employment Agreement, effective December 21, 2009, (ii) Second Amendment to the Employment Agreement, dated August 30, 2010, and (iii) Third Amendment to the Employment Agreement, effective April 12, 2011 (the Employment Agreement, as so amended, the “Agreement”);

WHEREAS, the Company desires to eliminate the gross-up it provides for taxable income on certain perquisites under the Agreement; and

WHEREAS, pursuant to Section 9.7 of the Agreement, an amendment to the Agreement may be made pursuant to the written consent of the Company and the Executive.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Agreement is amended as follows:

1.                                      Agreement Section 3.6 is hereby revised to read in its entirety as follows:

“3.6                         Perquisites.  During the Term, the Executive shall be provided by the Company with the following perquisites:

3.6.1  an annual physical examination;

3.6.2  an annual automobile allowance based upon the current Company policy; and

3.6.3  home office equipment and associated services for business use in Executive’s homes not to exceed $5,000 per year.”

As of the Amendment Effective Date, Executive shall not be eligible to receive a gross-up for taxable income on the perquisites provided under this Section 3.6.  For the avoidance of doubt, the elimination of the gross-up for taxable income in this Section 3.6 shall not affect the Executive’s gross-up on taxable income to the extent the Executive is eligible for a gross-up under another section of the Agreement.

2.                                      Counterparts.  This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one (1) and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment to the Agreement effective as of the date first written above.

FOSTER WHEELER NORTH AMERICA CORP.

By:	/s/ Richard G. Lively
Name:	Richard G. Lively
Title:	Senior Vice President, Human Resources

By:	/s/ Gary T. Nedelka
GARY T. NEDELKA